EXHIBIT 10.94

CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE SYMBOL “[***]” HAS BEEN INSERTED IN PLACE OF THE PORTIONS SO OMITTED.

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of June 24, 2011 among PINNACLE AIRLINES, INC., a Georgia corporation (“Pinnacle”), COLGAN AIR, INC., a Virginia corporation (“Colgan”), and MESABA AVIATION, INC., a Minnesota corporation (“Mesaba”, and together with Pinnacle and Colgan, each a “Borrower” and collectively, the “Borrowers”), the Loan Parties party hereto (the “Loan Parties”), the lenders party hereto (the “Lenders”), and C.I.T. LEASING CORPORATION, as Administrative Agent (in such capacity, “Administrative Agent”) and Collateral Agent.

W I T N E S S E T H:

WHEREAS, each of Pinnacle, Colgan, the Loan Parties, the Lenders, Administrative Agent and certain other parties have entered into that certain Credit Agreement dated as of July 30, 2009, as amended by that certain First Amendment to Credit Agreement dated as of January 13, 2010 and that certain Second Amendment to Credit Agreement dated as of August 20, 2010 (collectively, the “Credit Agreement”), pursuant to which the Lenders have provided certain credit facilities to the Borrowers; and

WHEREAS, the parties hereto now desire to amend the Credit Agreement pursuant to this Amendment to, among other items, (i) provide for a new term Loan B in the amount of $17,000,000 and (ii) add Mesaba as a Borrower hereunder.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements herein contained and for the purposes of setting forth the terms and conditions of this Amendment, the parties, intending to be bound, hereby agree as follows:

1. Defined Terms; Incorporation of the Credit Agreement.  All capitalized terms which are not defined hereunder shall have the same meanings as set forth in the Credit Agreement, and the Credit Agreement, to the extent not inconsistent with this Amendment, is incorporated herein by this reference as though the same were set forth in its entirety.  To the extent any terms and provisions of the Credit Agreement are inconsistent with the amendments set forth in paragraph 2 below, such terms and provisions shall be deemed superseded hereby.  Except as specifically set forth herein, the Credit Agreement shall remain in full force and effect and its provisions shall be binding on the Borrowers, Administrative Agent, Collateral Agent, Lenders and the Loan Parties.

2. Amendment to the Credit Agreement.

(a) Section 1.1 of the Credit Agreement is hereby amended by adding the definitions “Delta Indebtedness”, “LIBOR Margin”, “Term Loan A”, “Term Loan A Commitment”, “Term Loan B”, “Term Loan B Commitment” and “Third Amendment Effective Date” to read as follows:

“Delta Indebtedness” means the Indebtedness represented by that certain Promissory Note dated as of July 1, 2010 executed by the Borrowers in favor of Delta Air Lines, Inc. in the original principal amount of $62,000,000.

“LIBOR Margin” means, for any day, the rate per annum set forth below, based on the “Availability Ratio” defined as the percentage by which the Borrowing Base exceeds the aggregate outstanding principal amount of all Term Loans determined upon the delivery of each Borrowing Base Certificate as required below:

Level	Availability Ratio	LIBOR Margin
I	Less than 5.0%	***
II	Greater than or equal to 5.0% but less than 10.0%	***
III	Greater than or equal to 10.0% but less than 15.0%	***
IV	Greater than or equal to 15.0%	***

The LIBOR Margin shall be adjusted, to the extent applicable, on the fifth (5th) day after the Borrowers provide or are required to provide their Borrowing Base Certificate.  Notwithstanding anything contained in this paragraph to the contrary, (a) if the Borrowers fail to deliver a quarterly Borrowing Base Certificate reflecting the quarterly and annual appraisal results of the Collateral in accordance with and at the times required by Section 5.1(h), the LIBOR Margin shall be based upon Level I above beginning on the date such Borrowing Base Certificate was required to be delivered until the fifth (5th) day after such Borrowing Base Certificate is actually delivered, whereupon the LIBOR Margin shall be determined by the then current Level; (b) no reduction to any LIBOR Margin shall become effective at any time when an Event of Default has occurred and is continuing; and (c) the initial LIBOR Margin on the Third Amendment Effective Date shall be based on Level II until the fifth (5th) day after the Borrowers provide the Borrowing Base Certificate in accordance with the terms set forth above for the month ending June 30, 2011.

Notwithstanding the foregoing, in the event that any Borrowing Base Certificate is shown to be inaccurate (regardless of whether this Agreement or the Term Loan Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher LIBOR Margin for any period (an “Applicable Period”) than the LIBOR Margin applied for such Applicable

 Period, then (i) the Borrowers shall immediately deliver to Administrative Agent a correct Borrowing Base Certificate for such Applicable Period, (ii) the LIBOR Margin shall be the higher level determined by such correct Borrowing Base Certificate for such Applicable Period, and (iii) the Borrowers shall immediately pay to Administrative Agent the accrued additional interest owing as a result of such increased LIBOR Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.11.  This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 7.1.

“Term Loan A” shall mean the Term Loan A made pursuant to Section 2.1(a).

“Term Loan A Commitment” shall mean each Lender’s commitment to make Term Loan A.

“Term Loan B” shall mean the Term Loan B made pursuant to Section 2.1(a).

“Term Loan B Commitment” shall mean each Lender’s commitment to make Term Loan B.

“Third Amendment Effective Date” shall mean June 24, 2011.

(b) The definition of the terms “ABR Borrowing”, “Applicable ABR Rate”, “Borrowing Base”, “LIBOR Rate”, “Prepayment Fee”, “Security Agreement”, “Term Loan”, “Term Loan Commitment”, “Term Loan Maturity Date” and “Three Month LIBOR Rate” set forth in Section 1.1 of the Credit Agreement are hereby amended and restated to read as follows:

“ABR Borrowing” refers to Term Loan A when it is bearing interest at a rate determined by reference to the Alternate Base Rate plus the Applicable ABR Rate.

“Applicable ABR Rate” means, with respect to ABR Borrowings, ***.

“Borrowing Base” shall mean an amount equal to the total of:

(i)(A) seventy-five percent (75%) of the OLV determined for an 18-month period of Eligible Bombardier Rotable Parts; plus (B) sixty-five percent (65%) for the period beginning on the Third Amendment Effective Date until December 31, 2011 and sixty percent (60%) at all times thereafter, of the OLV determined for an 18-month period of Eligible Saab340 Rotable parts; plus

(ii)(A) sixty-five percent (65%) of the OLV determined for an 18-month period of Eligible Bombardier Consumable/Expendable Parts; plus (B) fifty-five percent (55%) for the period beginning on the Third Amendment Effective Date through December 31, 2011 and fifty percent (50%) at all times thereafter, of the OLV determined for an 18-month period of Eligible Saab340 Consumable/Expendable Parts; plus

(iii)(A) seventy-five percent (75%) of the CMV of Eligible Bombardier Spare Engines; plus (B) sixty percent (60%) for the period beginning on the Third Amendment Effective Date through December 31, 2011 and fifty-five percent (55%) at all times thereafter, of the CMV of Eligible Saab340 Spare Engines; minus

(iv) such reserves and allowances specifically relating to the Collateral Administrative Agent establishes from time to time in the exercise of its reasonable business judgment after 5 Business Days prior written notice from Administrative Agent to the Borrower Representative.  The Borrowing Base will be computed on a monthly basis as of the last day of the calendar month and the Borrowers’ calculation of the Borrowing Base shall be provided to Administrative Agent within eighteen (18) calendar days of each calendar month end for Administrative Agent’s review and approval.

“LIBOR Rate” means, with respect to a Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of: (a) one percent (1.0%); and (b) the rate determined by the Administrative Agent to be the offered rate that appears on the Bloomberg BBAM Screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such interest period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBOR Rate” with respect to the Eurodollar Borrowing for such Interest Period shall be determined by the Administrative Agent by reference to such other comparable publicly available service for displaying the offered rate for dollar deposits in the London interbank market as may be selected by the Administrative Agent and, in the absence of availability, such other method as may be selected by the Administrative Agent in the exercise of its reasonable business judgment.

“Prepayment Fee” shall be an amount equal to (i) for any prepayment of Term Loan A or Term Loan B (excluding all regularly scheduled principal payments required under Section 2.8(a)) made on or prior to the first anniversary of the Third Amendment Effective Date, *** of the outstanding principal amount of the Term Loan prepaid; or (ii) for any prepayment of Term Loan A or Term Loan B (excluding all regularly scheduled principal payments required under Section 2.8(a)) made after the first anniversary of the Third Amendment Effective Date, and on or prior to the second anniversary of the Third Amendment Effective Date, *** of the outstanding principal amount of Term Loan A or Term Loan B prepaid.  Notwithstanding the foregoing, up to 7.50% of the combined principal amount of Term Loan A and Term Loan B (based on the outstanding principal amount of Term Loan A and Term Loan B on the Third Amendment Effective Date) may be repaid hereunder without any Prepayment Fee.

“Security Agreement” means, collectively, (i) the Equipment Mortgage and Security Agreement dated as of June 30, 2009, between Pinnacle, as Grantor and the Administrative Agent, as Collateral Agent, for its own benefit and for the ratable benefit of the Lenders, as amended, restated, modified or supplemented from time to time, (ii) the Equipment Mortgage and Security Agreement dated as of June 30, 2009, between Colgan, as Grantor and the Administrative Agent, as Collateral Agent, for its own benefit and for the ratable benefit of the Lenders, as each may be amended, restated, modified or supplemented from time to time and (iii) the Equipment Mortgage and Security Agreement dated as of June 24, 2011, between Mesaba, as Grantor and the Administrative Agent, as Collateral Agent, for its own benefit and for the ratable benefit of the Lenders, as each may be amended, restated, modified or supplemented from time to time.

“Term Loan” means, collectively, Term Loan A and Term Loan B, unless the context shall otherwise require.

“Term Loan Commitment” means, collectively with respect to each Lender, the commitment of such Lender to make Term Loan A and Term Loan B in accordance with Section 2.1(a).  The amount of each Lender’s Term Loan Commitments on the Third Amendment Effective Date is set forth on Schedule 2.1.  The aggregate amount of the Lenders’ Term Loan Commitments on the Third Amendment Effective Date is $37,000,000.  Effective upon the assignment of an interest pursuant to Section 10.4, Schedule 2.1 may be amended by the Administrative Agent to reflect such assignment.

“Term Loan Maturity Date” means December 31, 2015 or such earlier date on which the Term Loans are terminated in accordance with this Agreement.

“Three Month LIBOR Rate” means, for any day, the greater of (a) the rate per annum equal to the rate determined by Administrative Agent to be the offered rate that appears on the Bloomberg BBAM Screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on such day) with a term equivalent to three months, determined as of approximately 11:00 a.m. (London time) on such day (or if such day is not a Business Day, the immediately preceding Business Day), and (b) one percent (1.0%).  In the event that such rate is not available at such time for any reason, then the “Three Month LIBOR Rate” for such day shall be determined by Administrative Agent by reference to such other comparable publicly available service for displaying the offered rate for dollar deposits in the London interbank market as may be selected by Administrative Agent and, in the absence of availability, such other method as may be selected by Administrative Agent in its sole discretion.

(c) The definition of the terms “Applicable Rate” and “Incremental Term Loan” set forth in Section 1.1 of the Credit Agreement are hereby deleted.

(d) Section 2.1(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(a)           (i) Subject to the terms and conditions set forth herein, on the Third Amendment Effective Date, each Lender, severally and not jointly, agrees to advance Term Loan A and Term Loan B to the Borrowers (less the current outstanding principal amount of the prior Term Loan advanced prior to the date hereof which remains outstanding as of the Third Amendment Effective Date and continues to be represented by the Notes executed and delivered on the Third Amendment Effective Date), in a principal amount not to exceed such Lender’s pro rata share of the Term Loan A Commitment and the Term Loan B Commitment.  Notwithstanding the foregoing, the aggregate principal amount of the Term Loans outstanding at any time (collectively, the “Outstanding Term Loan”) shall not exceed the lesser of (“Maximum Availability”):

(x)           the total amount of the Lenders’ Term Loan Commitments as reduced from time to time as a result of payments required to be made in accordance with Sections 2.8 and 2.9 herein;  and

(y)           the Borrowing Base.

(e) Section 2.6(a) and Section 2.6(c) of the Credit Agreement are hereby amended and restated to read in their entirety as follows:

(a)           The Borrower Representative may elect different Interest Periods for Term Loan A with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing.

(c)           Each telephonic and written Interest Election Request for Term Loan A shall specify the following information in compliance with Section 2.2;

(i)           the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

(ii)           the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower Representative shall be deemed to have selected an Interest Period of one (1) month’s duration.

(f) The first sentence of Section 2.6(e) is hereby amended and restated in its entirety to read as follows:

(e)           If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Eurodollar Borrowing is repaid as provided herein at the end of such Interest Period, then the Borrower Representative shall be deemed to have selected an Interest Period of one (1) month’s duration.

(g) Section 2.8(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(a)           The Borrowers hereby unconditionally promise to pay to the Administrative Agent, for the account of each Lender, the outstanding amount of the Obligations on the Term Loan Maturity Date.  In addition to the foregoing, the aggregate principal amount of the Term Loan A shall be payable in equal consecutive quarterly installments (the date of each such installment, a “Repayment Date”) beginning September 30, 2011 in the amount of $1,111,111.11, with the entire unpaid principal balance of Term Loan A, if not sooner paid, being due and payable, without notice or demand, on the Term Loan Maturity Date.  The outstanding principal amount of Term Loan B, if not sooner paid, shall be due and payable on the Term Loan Maturity Date.  All such payments shall be distributed ratably among the Lenders in accordance with their respective Term Loan Commitments.

(h) Section 2.9(a) of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(a)           The Borrowers shall have the right at any time and from time to time to prepay the Term Loans in whole or in part, subject to (i) prior notice in accordance with paragraph (b) of this Section, (ii) the provisions of Section 2.14 below in an amount of $500,000 or any integral of $100,000 in excess thereof, or the full amount of the Term Loans and (iii) receipt by Administrative Agent (for the benefit of the Lenders) of the Prepayment Fee.  Notwithstanding the foregoing, all voluntary prepayments will be applied to all remaining principal payments on Term Loan A either in inverse order of maturity or ratably with respect to all required principal payments, at the option of the Borrowers, until paid in full and then to all remaining principal payments on Term Loan B (as required following the payment in full of Term Loan A) either in inverse order of maturity or ratably with respect to all required principal payments, at the option of the Borrowers, until paid in full.  To the extent that the Borrowers do not specify the application of such voluntary prepayment, Administrative Agent shall apply any such voluntary prepayment in inverse order of maturity.

(i) Section 2.9(e) of the Credit Agreement is hereby amended and restated to read as follows:

(e)           Each prepayment of Loans required by subsections (c) and (d) of this Section shall be made ratably among the Lenders and such prepayments shall be applied to prepay Term Loan A and Term Loan B on a pro rata basis between such Term Loans and shall be allocated in inverse order of maturity to all remaining payments of principal required by Section 2.8(a).

(j) Section 2.11(a) and (b) shall be amended and restated to read as follows:

(a)           Term Loan A shall bear interest for each day during each Interest Period applicable thereto at the Adjusted LIBOR Rate for such Interest Period plus the LIBOR Margin for such day.

(b)           Term Loan B shall bear interest for each day on which any principal of such Loan remains outstanding at a fixed interest rate of  ***.

(k) Section 2.11(c) of the Credit Agreement is hereby amended and restated to read as follows:

(c)            Notwithstanding the foregoing, (i) automatically upon the occurrence and during the continuance of any Event of Default under clause (g), clause (h) or clause (r) of Section 7.1, and (ii) upon written notice from the Administrative Agent (or the Required Lenders, through the Administrative Agent) upon the occurrence and continuance of any other Event of Default, (i) the Loans shall bear interest at a rate per annum equal to two percent (2.0%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or as otherwise provided pursuant to the terms of this Agreement and (ii) all other Obligations hereunder and pursuant to the Financing Documents shall bear interest at a rate per annum equal to two percent (2.0%) plus the rate applicable to an ABR Borrowing.

(l) Section 6.5(a) of the Credit Agreement is hereby amended and restated to read as follows:

(a)            No Borrower will, nor will it permit any Subsidiary to, directly or indirectly prepay, to the extent such prepayment is optional or at Borrower’s discretion, redeem, purchase, repurchase or retire (or offer to prepay, redeem, purchase, repurchase or retire), or make any cash interest or principal payments in excess of regularly scheduled payments with respect to any Indebtedness, other than Indebtedness incurred hereunder, provided, however, (i) so long as no Default or Event of Default has occurred, is continuing or would occur after giving effect to the foregoing, and (ii) the Borrowers are in compliance with the Minimum Liquidity covenant set forth in Section 6.11 before and after giving effect to any such payment, the Borrowers may (x) prepay amounts owing to each of Synovus Capital Finance and Cessna Finance Corporation with respect to the Saab 340 aircraft in accordance with the terms of loan documents evidencing such loans in effect on the date hereof.

(m) Section 6.13 of the Credit Agreement is hereby amended and restated to read as follows:

SECTION 6.13.  Permitted Sales or Dispositions.  Except to the extent otherwise permitted in the Security Agreement, no Borrower will, nor will any Borrower permit any Subsidiary or any other Person acting by, through or under it, to sell, transfer, lease or dispose of any of the Collateral without the prior written consent of  the Administrative Agent, which consent may be withheld in the Administrative Agent’s sole discretion other than (i) sales for cash or exchanges of parts in the ordinary course of business, not to exceed *** in the aggregate in any fiscal year or

*** in the aggregate in any calendar month, (ii) sales or other dispositions for cash of damaged, obsolete, obsolescent, unmerchantable or excess parts, and (iii) as permitted by the Security Agreement.  Notwithstanding the foregoing, the Borrowers may enter into sale leaseback transactions with respect to the sale of Bombardier CRJ 900 or Dash 8-Q400 aircraft provided that (i) no Default or Event of Default has occurred, is continuing or would occur after giving effect to such sale, (ii) the Borrowers provide Administrative Agent with copies of all executed operative transaction documents promptly following the execution thereof, and (iii) the Borrowers pay down any advances under the Term Loan Commitment secured by such aircraft promptly following receipt of such proceeds from each such sale.

(n) Exhibit B to the Credit Agreement is hereby replaced with Exhibit B-1 and Exhibit B-2 attached hereto.

(o) Schedules 1, 2.1, 3.6, 3.17 and 3.23 to the Credit Agreement are hereby deleted and shall be replaced with Schedule 1, Schedule 2.1, Schedule 3.6, Schedule 3.17 and Schedule 3.23 attached hereto.

3. Representations and Warranties; No Default.  Except for the representations and warranties of the Loan Parties made as of a particular date, the representations and warranties set forth in Article III of the Credit Agreement shall be deemed (i) made by Mesaba as of the date hereof and (ii) remade as of the date hereof by each of the other Loan Parties; provided, however, that any and all references to the Credit Agreement in such representations and warranties shall be deemed to include this Amendment.  The Loan Parties hereby represent, warrant and covenant that after giving effect to the amendments contained in this Amendment, no Default or Event of Default has occurred and is continuing.

4. Affirmation.  Except as specifically amended pursuant to the terms hereof, the Credit Agreement and the other Financing Documents (and all covenants, terms, conditions and agreements therein), shall remain in full force and effect, and are hereby ratified and confirmed in all respects by each of the Borrowers.  The Borrowers covenant and agree to comply with all of the terms, covenants and conditions of the Credit Agreement, as amended hereby, notwithstanding any prior course of conduct, waivers, releases or other actions or inactions on Administrative Agent’s or any Lender’s part which might otherwise constitute or be construed as a waiver of or amendment to such terms, covenants and conditions.  The Borrowers hereby represent and warrant to Administrative Agent and Lenders that as of the date hereof, there are no claims, counterclaims, offsets or defenses arising out of or with respect to the Obligations.  Each Borrower hereby confirms and/or reaffirms, as applicable, its existing grant to Administrative Agent of a Lien on and security interest in the Collateral.  Each Borrower hereby confirms that all Liens and security interests at any time granted by it to Administrative Agent continue in full force and effect and secure and shall continue to secure the Obligations.  Nothing herein contained is intended to in any manner impair or limit the validity, priority and extent of Administrative Agent’s existing security interest in and Liens upon the Collateral.

5. Joinder of New Borrower.

(a) Mesaba hereby (a) confirms that it has received a copy of the Credit Agreement, as amended by this Amendment, the other Financing Documents executed in connection therewith and such other documents and information as it has deemed appropriate and (b) agrees that it will be bound by the provisions of the Credit Agreement, as amended by this Amendment, and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Borrower.

(b) From and after the date hereof, Mesaba shall be a party to the Credit Agreement, as amended by this Amendment, and have the rights and obligations of a Borrower thereunder and under the other loan documents executed in connection therewith and shall be bound by the provisions thereof.  Mesaba hereby acknowledges and confirms the grant of a first priority security interest in all of the Collateral to Administrative Agent as security for all Obligations in accordance with the Security Agreement executed by Mesaba in connection with this Amendment.

6. Fees and Expenses.  The Borrowers agree to pay on demand all reasonable costs and expenses actually incurred by Administrative Agent and the Lenders in connection with the drafting, negotiation, execution and implementation of this Amendment including, but not limited to, the expenses and reasonable fees of counsel for Administrative Agent and the Lenders.  In addition to the foregoing, the Borrowers agree to pay to the Administrative Agent for the benefit of the Lenders, a closing fee pursuant to the Fee Letter of even date herewith executed by the Loan Parties in favor of the Administrative Agent which shall be fully earned and non-refundable as of the Third Amendment Effective Date.

7. Closing Documents.  This Amendment shall be deemed effective as of the date hereof provided that Borrowers shall deliver to Administrative Agent the following documents and/or complete the following requirements (collectively, the “Closing Requirements”) upon execution hereof (in each case in form and substance satisfactory to Administrative Agent and the Lenders):

(a) this Amendment executed by the Loan Parties, Administrative Agent and the Lenders;

(b) the Substitute Term Loan A Note executed by the Borrowers;

(c) the Term Loan B Note executed by the Borrowers;

(d) a combined Borrowing Base Certificate reflecting the Collateral of all Borrowers as of May 31, 2011;

(e) the documents, instruments and agreements set forth on the Closing Document List attached hereto as Annex 1; and

(f) such other documents, instruments, agreements, opinions or certificates as reasonably required by Administrative Agent.

8. Effectuation.  Upon the full execution of this Amendment and delivery or completion, as applicable, of the Closing Requirements, without any further action required by the parties hereto, the amendments to the Credit Agreement contemplated by this Amendment shall be deemed effective as of the date hereof.  There are no other conditions precedent or subsequent to the effectiveness of this Amendment.

9. Continuing Effect.  Except as otherwise specifically set forth herein, the provisions of the Credit Agreement shall remain in full force and effect.

10. Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  A facsimile or other electronic signature to this Amendment shall be deemed an original signature hereunder.

[SIGNATURE PAGE FOLLOWS]

Signature Page to Third Amendment to Credit Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Third Amendment to Credit Agreement as of the date first above written.

LOAN PARTIES:	PINNACLE AIRLINES, INC., a Georgia corporation By: /s/ Ron Kay Ron Kay Vice President and Treasurer
COLGAN AIR, INC., a Virginia corporation By: /s/ Ron Kay Ron Kay Vice President and Treasurer
MESABA AVIATION, INC., a Minnesota corporation By: /s/ Ron Kay Ron Kay Vice President and Treasurer

Signature Page to Third Amendment to Credit Agreement

LOAN PARTIES:	PINNACLE AIRLINES CORP., a Delaware corporation By: /s/ Brian T. Hunt Brian T. Hunt Vice President

Signature Page to Third Amendment to Credit Agreement

ADMINISTRATIVE AGENT:	C.I.T. LEASING CORPORATION, as Administrative Agent and Collateral Agent By: /s/ John Heskin John Heskin Vice President

Signature Page to Third Amendment to Credit Agreement

LENDER:	CIT BANK, as a Lender By: /s/ John Heskin Name: John Heskin Title: Vice President

Annex 1

CLOSING DOCUMENT LIST

(See Attached)

EXHIBIT B-1

SUBSTITUTE TERM LOAN A NOTE

(See Attached)

EXHIBIT B-2

TERM LOAN B NOTE

(See Attached)

Schedule 1

COLGAN

Address
Colgan Air, Inc. Albany International Airport Albany Hangar 85 Sicker Road Latham, NY 12110
Colgan Air, Inc. Logan Airport 200 Terminal B East Boston, MA 02128
Colgan Air, Inc. Newark International Airport Terminal C Gate 115 Office Newark, NJ 07114
Colgan Air, Inc. Washington Dulles International Airport Dulles Hangar 23321 Autopilot Drive Sterling, VA 20166
Colgan Air, Inc. George Bush Intercontinental-Houston Airport Houston Hangar 17555 John F Kennedy Blvd. Houston, TX 77032
Colgan Air, Inc. LaGuardia Airport Hangar 4 Central Terminal Drive Flushing, NY 11731

Schedule 1

PINNACLE

Pinnacle Airlines, Inc. Hartsfield-Jackson Atlanta International Airport 11700 Spine Road, Gate 32 Ramp Level, Door D32-1-D1 Atlanta, GA 30320
Pinnacle Airlines, Inc. Detroit Metropolitan Wayne County Airport 2640 World Gateway, B2-348, BC Concourse, below C21 Romulus, MI 48174
Pinnacle Airlines, Inc. Municipal/Baerfield Airport FWA Hangar 11102 West Perimeter Road Fort Wayne, IN 46809
Pinnacle Airlines, Inc. Indianapolis International Airport 7800 Col. H. Weir, Suite 50 or Door 05A.215, under A Concourse between A6 and A8 Indianapolis, IN 46241
Pinnacle Airlines, Inc. Memphis International Airport MEM Hangar 2934 Winchester Memphis, TN 38118
Pinnacle Airlines, Inc. Minneapolis-St. Paul International Airport 4300 Glumack Dr. RM C-1348, below Gates C8 and C10 St. Paul, MN 55111
Pinnacle Airlines, Inc. South Bend Regional Airport Studebaker Hangar 4819 Lincoln Way West South Bend, IN 46628
Pinnacle Airlines, Inc. Mc Ghee Tyson Airport TYS Hangar 330 Flagship Dr. Alcoa, TN 37701

Schedule 1

Pinnacle Airlines, Inc. Benedum Airport 2400 Aviation Way Bridgeport, WV 26330
Pinnacle Airlines, Inc. Greenville-Spartanburg International Airport Cargo Building 1900 GSP Drive, Suite 34 Greer, SC 29651

Schedule 1

MESABA

(see attached)

Schedule 2.1

List of Lenders and Commitments

Lender	Term Loan A Commitment	Term Loan B Commitment
CIT Bank	$20,000,000.00	$17,000,000.00

Schedule 3.6

***

Schedule 3.17

***

Schedule 3.23

Schedule of Customary Airline Insurance

***